UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – MAY 18, 2015

PETRONE WORLDWIDE INC.

(Exact name of Registrant as specified in its charter)

NEVADA	000-30380	87-0652348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2685 Hackney Road

Weston, Florida 3331

(Address of principal executive offices)

(855) 297-3876

(Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Letter of Intent

On May 18, 2015, the Board of Directors of Petrone Worldwide Inc., a Nevada corporation (the "Company") authorized the execution of that certain letter of intent dated May 18, 2015 (the "Letter of Intent") with Transpower Components (India) Pvt. Ltd., a company located in New Delhi, India ("Transpower Components"). Transpower Distributors is engaged in the business of manufacturing aluminum foil containers.

In accordance with the terms and provisions of the Letter of Intent: (i) Transpower Distributors would sell substantially all of its assets, tangible and intangible, that are used in or necessary for the conduct of its aluminum foil container manufacturing business, including all related intellectual property, the fixed assets, customer lists and the goodwill associated therewith (the "Assets"); (ii) the Company would pay an aggregate purchase price of $1,600,000 (the "Purchase Price") for acquisition of the Assets, provided that the working capital (current assets less current liabilities) of Transpower Distributors equals or exceeds $-0- as shown on a closing date balance sheet; (iii) the Purchase Price shall be paid as $1,000,000 cash down while the remaining balance of $600,000 would apply towards a leverage buyout; (iv) the parties will engage in due diligence and upon successful completion enter into a definitive agreement; and (v) substantially all of the employees of Transpower Distributors would continue their respective employment with Transpower Distributors. The further terms and provisions of the Letter of Intent provide that the parties will use all reasonable efforts to complete and execute a definitive agreement prior to May 30, 2015.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Not applicable.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETRONE WORLDWIDE INC.

DATE: May 22, 2015	/s/ Victor Petrone
Name: Victor Petrone
Title: President/Chief Executive Officer

3